Exhibit 99.1

News Release
JLL Income Property Trust
Invests in $1.2 Billion Single-Family Rental Portfolio

Chicago (August 10, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $4.5 billion in portfolio assets, today announced it has acquired an approximately 47 percent interest in a stabilized, core, geographically diverse single-family rental portfolio. The existing portfolio of over 4,000 homes was assembled and is managed in a venture with affiliates of Amherst Residential, an Austin, Texas-based investor and manager of single-family rental homes and an institutional investor. Income Property Trust’s 47 percent investment was acquired for approximately $560 million based on an overall portfolio valuation of $1.2 billion.

“This is a unique and attractive opportunity for us to enter the single-family rental market at scale through a previously acquired, renovated and stabilized portfolio with broad nationwide diversification,” noted Allan Swaringen, President and CEO of JLL Income Property Trust. “LaSalle’s Research & Strategy team has identified single-family rentals as a ‘near-core’ property sector poised for accelerating institutional capital inflows along with an attractive risk adjusted return profile. Given the superior long-term tenant demand growth outlook, our research projects long-term expected rent and NOI growth above all other institutional property type averages.”

“Those strong fundamentals are also supported by favorable demographics as a diverse set of cross-generational tenants seek single-family home living, increased demand as people look for more living space amid and post-pandemic, along with a constrained supply of new homes and rising construction costs.” Swaringen added, “We are focused on investing in sectors that benefit from strong, secular tailwinds and we believe that single-family rentals are an excellent complement to our existing broadly diversified apartment portfolio. With this transaction we have grown our residential allocation to over 40 percent of our portfolio, a strategic overweight objective for us over the last few years.”

The portfolio is broadly diversified across fourteen major markets in 10 different states with homes spread across multiple locations within these markets. Nearly 80 percent of the portfolio is located in LaSalle’s research identified single-family market recommendations which include Atlanta, Dallas, Phoenix, Nashville, Charlotte, and Tampa. This broadly diversified portfolio offers a compelling risk-return profile relative to traditional large-scale apartment communities given limited asset-specific risks as compared to the traditional supply and geographic risks inherent with numerous units concentrated in one location. The portfolio is currently over 96 percent leased and occupied with no displacement anticipated as a result of the transaction.

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JLL Income Property Trust’s investment was funded with approximately $205 million of equity and an assumption of its proportionate share of attractive in-place financing – a $761 million securitized loan, interest only at a fixed rate of 2.1 percent maturing at the end of 2025. At the current valuation the portfolio loan-to-value ratio is approximately 63 percent.

Amherst Residential is a privately-owned, vertically integrated owner and operator of more than 30,000 single-family rental homes in 30 markets and 20 states aggregating to more than $9.8 billion of assets under management. The firm delivers customized, stabilized cash-flowing portfolios of assets to its investors, wrapped in all the ongoing services required to manage, own, and finance the asset including property management, portfolio management, and a full capital markets team. Its investment platform utilizes a sophisticated, technology-based acquisition process to identify parameters, such as an area’s economic viability, household formation, employment, and population trends, and the competitive landscape. They operate the fourth largest single-family rental platform in the U.S.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About Amherst Residential
Amherst is on a mission to transform the way real estate is owned, financed, and managed. Amherst leverages its proprietary data, analytics, technology, and decades of experience to seek solutions for a fragmented, slow-to-evolve real estate ecosystem and to materially improve the experience for residents, buyers, sellers, communities, and investors. Over the past decade, Amherst has scaled its residential platform to become one of the largest operators of single-family assets and has acquired, renovated, and leased more than 37,000 homes across 30 markets in the U.S.  Today Amherst has over 900 employees and more than $9.8 billion in assets under management*.

*As of 3/31/21

About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

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About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $73 billion of assets in private and public real estate property and debt investments as of Q1 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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